Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors
Integrated Information Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Integrated Information Systems, Inc. of our report dated February 15, 2002, with respect to the consolidated balance sheets of Integrated Information Systems, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of Integrated Information Systems, Inc. Our report dated February 15, 2002 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                  /s/ KPMG LLP


Phoenix, Arizona
November 25, 2002